Exhibit 99.1

For Further Information Contact
Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS FIRST QUARTER 2016

FINANCIAL RESULTS

Company posts 40th consecutive quarter of improved revenue and earnings

ATLANTA, GEORGIA, April 27, 2016: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, reported strong unaudited financial results for its first quarter ended March 31, 2016.

The Company recorded first quarter revenues of $352.7 million, an increase of 6.6% over the prior year’s first quarter revenue of $330.9 million. Income before income taxes rose 9.8% to $51.2 million compared to $46.6 million for the prior year’s first quarter. Rollins’ net income increased 5.4% to $31.9 million or $0.15 per diluted share for the first quarter ended March 31, 2016, compared to $30.3 million or $0.14 per diluted share for the same period in 2015. Net Income for 2016 did not include a favorable non-recurring tax adjustment present in 2015’s Net Income.

On January 26, 2016, Rollins increased its regular quarterly cash dividend to shareholders 25% to $0.10 per share. Additionally, in the first quarter of 2016, the Company announced it purchased 54,208 shares of the Company’s stock under its share repurchase program. In total, 5.9 million additional shares may be purchased under previously approved programs by the Board of Directors.

Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “We are pleased to have reported solid year-over-year improvement in revenue, net income, and profit margin for the first quarter. These results reflect our team’s ongoing commitment to invest in our business through acquisitions, productivity initiatives, sales, marketing, and other programs.”

Mr. Rollins, concluded, “On March 1, 2016, we acquired Murray Pest Control, a leading pest control provider in South Australia that will continue our expansion in Australia since entering the country in 2014. This acquisition along with our international franchise expansion will further establish the Company’s global presence.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s continuous commitment to invest in our business through acquisitions, productivity initiatives, and other programs and the Company’s acquisition of Murray Pest Control establishing our global presence in international pest management and providing a meaningful opportunity for longer term growth. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At March 31, (unaudited)	2016	2015
ASSETS
Cash and cash equivalents	$131,238	$93,389
Trade accounts receivables, net	86,012	76,523
Financed receivables, net	13,150	11,964
Materials and supplies	13,616	13,766
Other current assets	26,105	18,840
Total Current Assets	270,121	214,482
Equipment and property, net	127,427	105,448
Goodwill	252,618	269,375
Customer contracts and other intangible assets, net	157,543	136,635
Deferred income taxes, net	36,829	49,661
Financed receivables, long-term, net	13,359	11,650
Other assets	15,118	14,011
Total Assets	$873,015	$801,262

LIABILITIES
Accounts payable	$21,657	$21,426
Accrued insurance, current	32,639	24,888
Accrued compensation and related liabilities	63,896	60,217
Unearned revenue	102,303	100,104
Other current liabilities	42,373	37,822
Total Current Liabilities	262,868	244,457
Accrued insurance, less current portion	24,993	31,231
Accrued pension	9,597	26,051
Long-term accrued liabilities	33,998	32,543
Total Liabilities	331,456	334,282

STOCKHOLDERS’ EQUITY
Common stock	218,698	218,641
Retained earnings and other equity	322,861	248,339
Total stockholders’ equity	541,559	466,980
Total Liabilities and Stockholders’ Equity	$873,015	$801,262

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2016	2015
REVENUES
Customer services	$352,736	$330,909
COSTS AND EXPENSES
Cost of services provided	177,802	168,043
Depreciation and amortization	11,640	10,781
Sales, general and administrative	112,255	105,575
Gain on sale of assets, net	(89)	(55)
Interest income, net	(50)	(47)
	301,558	284,297
INCOME BEFORE INCOME TAXES	51,178	46,612
PROVISION FOR INCOME TAXES	19,250	16,331
NET INCOME	$31,928	$30,281

NET INCOME PER SHARE - BASIC AND DILUTED	$0.15	$0.14

Weighted average shares outstanding - basic and diluted	218,686	218,541

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

First Quarter 2016 results on

Wednesday, April 27, 2016 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 800-533-9703 domestic;

785-830-1926 international
at least 5 minutes before start time.

REPLAY: available through May 4, 2016

Please dial 888-203-1112/719-457-0820, Passcode: 7012944

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.com

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com